UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 14, 2004

Centex Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-6776 (Commission File Number)	75-0778259 (IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 981-5000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On September 14, 2004, Harwood Street Funding I, LLC, a special purpose, bankruptcy-remote Delaware limited liability company (“HSF-I”), issued Variable Rate Extendible Certificates, Series 2004-1, in the aggregate invested amount of $60,000,000 (the “2004-1 Certificates”).

     HSF-I was formed for the sole purpose of purchasing mortgage loans from time to time from CTX Mortgage Company, LLC (“CTX Mortgage”), an indirect, wholly owned subsidiary of Centex Corporation (“Centex”), and selling such mortgage loans to third parties. HSF-I obtains funding for the purchase of mortgage loans by issuing from time to time secured liquidity notes, variable rate term notes and variable rate extendible certificates. HSF-I issues its secured liquidity notes and variable rate term notes pursuant to a base indenture as supplemented by indenture supplements creating the particular series of notes and issues its variable rate extendible certificates pursuant to an amended and restated limited liability company agreement as supplemented by supplements creating the particular series of certificates. For financial accounting purposes, the obligations evidenced by the secured liquidity notes, variable rate term notes and variable rate extendible certificates are reflected as either short-term or long-term indebtedness of Centex on a consolidated basis. The 2004-1 Certificates will be reflected as long-term indebtedness of Centex on a consolidated basis.

     The net proceeds received from the issuance of the 2004-1 Certificates will be used by HSF-I to acquire mortgage loans from CTX Mortgage, invest in eligible investments or pay amounts due and owing on HSF-I's obligations. The 2004-1 Certificates initially will have a distribution rate on the invested amount equal to one-month LIBOR plus 2.00% per annum, subject to change upon an extension of the maturity of the 2004-1 Certificates. Distributions on the 2004-1 Certificates will be payable on the 20th day of each month or, if such day is not a business day, then the next succeeding business day, commencing on October 20, 2004. The invested amount of the 2004-1 Certificates will mature and be payable in full in one installment on September 20, 2009, provided that this maturity date may be extended under certain circumstances. The invested amount will be payable earlier if an event of default occurs under HSF-I’s program documents that results in the acceleration of the maturities of HSF-I’s secured liquidity notes and variable rate term notes. In addition, on any distribution date commencing with the distribution date occurring in September 2005, the 2004-1 Certificates may be redeemed, in whole but not in part, by HSF-I upon prior notice to the holders of the 2004-1 Certificates. The rights of the holders of the 2004-1 Certificates to receive distributions, including a return of the invested amount, will be subordinated to amounts owing to the holders of HSF-I’s secured liquidity notes and variable rate term notes. Proceeds of the mortgage loans owned by HSF-I, the rights of HSF-I under an interest rate swap with a commercial bank and a reserve fund established by HSF-I are the sole source of payments on HSF-I’s secured liquidity notes, variable rate term notes and variable rate extendible certificates, including the 2004-1 Certificates.

     The 2004-1 Certificates represent membership interests in HSF-I only and do not represent interests in, obligations of, and are not guaranteed or insured by, the manager or any

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member of HSF-I, CTX Mortgage, Centex or any subsidiary of Centex. Centex and CTX Mortgage retain, however, certain risks related to the portfolio of mortgage loans held by HSF-I. CTX Mortgage makes representations and warranties to HSF-I to the effect that each mortgage loan sold to HSF-I satisfies certain eligibility criteria and portfolio requirements. CTX Mortgage also services the mortgage loans owned by HSF-I and, as servicer, arranges for the sale of the mortgage loans by HSF-I into the secondary market. Centex has provided a full, unconditional and irrevocable guarantee of the performance and payment obligations of CTX Mortgage as servicer of the mortgage loans owned by HSF-I. Centex also retains certain interest rate risk, non-credit related market value risk and prepayment risk in connection with the portfolio of mortgage loans owned by HSF-I through a swap arrangement with a commercial bank that backs HSF-I’s interest rate swap.

     For more information about HSF-I and the structure of its activities, including the obligations of Centex and CTX Mortgage described above, please refer to Note F to Centex’s Consolidated Financial Statements, as contained in Centex’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and Note G to Centex’s Consolidated Financial Statements, as contained in Centex’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, each as filed with the Securities and Exchange Commission.

     The 2004-1 Certificates have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold absent registration or an applicable exemption from registration requirements. The 2004-1 Certificates will be offered and sold only to (i) Qualified Institutional Buyers within the meaning of Rule 144A under the Act, or (ii) Institutional Accredited Investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act.

     THIS CURRENT REPORT ON FORM 8-K DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE 2004-1 CERTIFICATES.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTEX CORPORATION
	By:	/s/ Raymond G. Smerge
		Name:	Raymond G. Smerge
		Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: September 20, 2004

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